AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2004
                                                     Registration No. 333-118869
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                  FORM SB-2/A-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                  CAPRIUS, INC.
                 (Name of Small Business Issuer in Its Charter)

                                ----------------

           DELAWARE                               3845                       22-2457487
(State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)        Classification Code Number)      Identification Number)

                                ----------------

                                ONE PARKER PLAZA
                           FORT LEE, NEW JERSEY 07024
                                 (201) 592-8838
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                                ----------------

                                  GEORGE AARON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                ONE PARKER PLAZA
                           FORT LEE, NEW JERSEY 07024
                                 (201) 592-8838
            (Name, Address and Telephone Number of Agent For Service)

                                ----------------

                                   Copies to:
                               BRUCE A. RICH, ESQ.
                            THELEN REID & PRIEST LLP
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 603-2000

                                ----------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                                          CALCULATION OF REGISTRATION FEE
========================================================================================================================
             TITLE OF EACH                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM
          CLASS OF SECURITIES             AMOUNT TO       OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
            TO BE REGISTERED            BE REGISTERED          SHARE (1)              PRICE(1)          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value           11,373,026 shs.           $.16                $1,819,684             $230.55
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)(3)     10,000,000 shs.           $.15                $1,500,000             $190.05
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)(4)      1,425,000 shs.           $.28                $ 399,000              $ 50.55
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)(5)        500,000 shs.           $.15                $  75,000              $  9.50
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)(6)      1,785,385 shs.           $.31                $ 555,884              $ 70.43
------------------------------------------------------------------------------------------------------------------------
Total                                  25,083,411 shs.             -                     -                  $550.58
========================================================================================================================

(1) Estimated solely for the purpose of computing amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the bid and asked prices on the OTC Bulletin Board on September 1, 2004.
(2) In accordance with Rule 457(g), the registration fee for these shares is calculated upon a price which represents the highest of (i) the price at which the warrants or options may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or
     (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).
(3) Represents shares of Common Stock underlying the 8% Senior Secured Convertible Promissory Notes. These notes are convertible at $.15 per share.
(4) Represents shares of Common Stock underlying the Dealer's Warrants. The exercise price is $.28 per share. (5) Represents shares of Common Stock underlying options exercisable at $ 0.15 (6) Represents shares of Common Stock underlying warrants granted to certain individuals.

     The registrant shall amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The only statue, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:
(i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of our Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

     The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

     Registration Fee.......................................            $   551
     Legal Fees and Expenses................................             45,000
     Accounting Fees and Expenses...........................             25,000
     Printing...............................................              2,500
     Miscellaneous Expenses.................................              6,949
                                                                        -------
          Total.............................................            $80,000
                                                                        =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     During third quarter fiscal 2004, the Company sold an aggregate of $1.5 million of 8% Senior Secured Convertible Promissory Notes ("the Notes"), prior to fees and expenses. The Company granted a security interest in substantially all of the assets of the Company. The Notes mature in one year and can be converted into shares of common stock at the election of the investor at any time using a conversion price of $0.20 per share. If certain conditions are not met as of September 30, 2004, then the conversion price shall be reduced to $0.15 per share. Sands Brothers International Ltd. ("Sands") acted as selected dealer for the sale and issuance of the Notes. Based upon the funds raised, Sands received a six percent fee and an expense allowance of one percent of the gross proceeds and warrants to purchase 1,425,000 shares of the Company's common stock at an exercise price of $0.28 per share for a period of five years. Each Note purchaser entered into a Purchase Agreement in which he represented, among other things, as to his status as an "accredited investor" under Regulation D and his awareness of the restrictions on resale or other transfer of the Notes and the underlying shares of Common Stock. The placement claimed exemption from the registration provisions of the Securities Act of 1933 by reason of Section 4(2) thereof and Rule 144 thereunder.

     During June 2002, the Company completed a short-term loan aggregating $250,000 through loan notes due on September 30, 2003. Included as part of this short-term loan were executive officers, Messrs. Joels and Koppel who contributed $10,000 and $15,000 respectively, employees of the Company as well as related family members. These funds were used principally to fund the loan to M.C.M. Environmental Technologies, Inc. ("MCM") pursuant a the letter of intent, in connection with the Company's purchase of a majority interest in MCM. For each $1.00 principal amount loaned, the lender received a warrant to purchase one share of the Company's Common Stock, exercisable after 6 months at $0.09 per share for a period of five years. On October 10, 2002, the Company repaid these loans, plus accrued interest at the prime rate plus 3%. The offering of these notes and warrants to Messrs. Joels and Koppel in this financing was conducted under Regulation D, Rule 506 of the Securities Act of 1933.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
------    ----------------------

All references to Registrant's Forms 8-K, 10-K, 10-QSB and 10-KSB include reference to File No. 0-11914.

2.1 Agreement and Plan of Merger, dated January 20, 1997, by and among Registrant, Medial Diagnostics, Inc. ("Strax"), Strax Acquisition Corporation and US Diagnostic Inc. (incorporated by reference to
          Exhibit 1 to Registrant's Form 8-K filed January 23, 1997).

2.2 Agreement and Plan of Merger dated as of June 28, 1999 among Registrant, Caprius Merger Sub, Opus Diagnostics Inc. ("Opus"), George Aaron and Jonathan Joels (incorporated by reference to Exhibit 2.1 to Registrant's Form 8-K, filed July 1, 1999 (the "July 1999 Form 8-K")).

3.1 Certificate of Incorporation of Registrant. (incorporated by reference to Exhibit 3 filed with Registrant's Registration Statement on Form S-2, and amendments thereto, declared effective August 18, 1993 (File No. 033-40201) ("Registrant's Form S-2")).

3.2 Amendment to Certificate of Incorporation of Registrant filed November 5, 1993 (incorporated by reference to Exhibit 3.2 to Registrant's Form S-4, filed October 9, 1997(File No. 333-37481)).

3.3 Amendment to Certificate of Incorporation of Registrant, filed August 31, 1995, (incorporated by reference to Exhibit 3.1 to Registrant's Form 8-K for an event of August 31, 1995 (the "August 1995 Form 8-K")).

3.4 Amendment to Certificate of Incorporation of Registrant, filed September 21, 1995 (incorporated by reference to Exhibit 3.1 to Registrant's Annual Report on Form 10-K for the nine months ended September 30, 1995 (the "ANMR 1995 Form 10-K")).

3.5 Certificate of Designation of Series A Preferred Stock of the Registrant (incorporated by reference to the Registrant's Form 8-K, filed on March 31, 1996.

3.6 Certificate of Designation of Series B Convertible Redeemable Preferred Stock of Registrant (incorporated by reference to Exhibit
          3.1 to Registrant's Form 8-K, filed September 2, 1997).

3.7 Certificate of Merger, filed on June 28, 1999 with the Secretary of State of the State of Delaware. (Incorporated by reference to Exhibit
          3.1 of Form 8-K dated June 28, 1999).

3.8 Amended and Restated By-laws of Registrant (incorporated by reference to Exhibit 3.4 to Registrant's Form S-4).

4.1 Form of Warrant issued to certain employees in connection with Registrant's Bridge Financing in March 2000 (incorporated by reference to Exhibit 4.7 to Registrant's July 2000 Form SB-2, filed July 26, 2000 (File No. 333-42222)).

4.2 Form of Series A Warrant from Registrant's April 2000 private placement of Units (the "April Private Placement") (incorporated by reference to Exhibit 10.2 to Registrant's Form 8-K, filed April 28, 2000 (the "April 2000 Form 8-K")).

4.3 Form of Series B Warrant from the April Private Placement (incorporated by reference to Exhibit 10.3 to Registrant's April 2000 Form 8-K).

4.4 Form of Warrant issued to each of Sandra Kessler and Nicholas Kessler, by and through his Guardian ad litem (incorporated by reference to Exhibit 4.10 to Registrant's September 2000 Form 10-KSB).

4.5 Form of Common Stock Purchase Warrants for up to 300,000 shares of Common Stock, expiring February 28, 2006 (incorporated by Reference to
          Exhibit 10.3 to the Registrant's Form 10-QSB for the fiscal quarter ended March 31, 2001).

5**       Opinion of Thelen Reid & Priest LLP.

10.1 Registrant's 1983 Incentive and Non-Qualified Stock Option Plan, Amended and Restated as of February 1, 1988, and form of incentive stock option (incorporated by reference to Exhibit 10.4 to Registrant's Form S-2).

10.3.1 Registration Rights Agreement, dated August 18, 1997, between Registrant and General Electric Company ("GE") (incorporated by reference to Exhibit 10.2 to Registrant's Form 8-K, filed September 2,
          1997).

10.3.2 Stockholders Agreement, dated August 18, 1997, between Registrant and GE (incorporated by reference to Exhibit 10.3 to the Registrant's Form 8-K, filed September 2, 1997).

10.3.3 Settlement and Release Agreement, dated August 18, 1997, between the Registrant and GE (incorporated by reference to Exhibit 10.4 to the Registrant's Form 8-K, filed September 2, 1997).

10.3.4 License Agreement, dated August 18, 1997, between Registrant and GE (incorporated by reference to Exhibit 10.4 to the Registrant's Form 8-K, filed September 2, 1997).

10.4.1 Severance and Consulting Agreement dated as of June 28, 1999 between Registrant and Jack Nelson (incorporated by reference to Exhibit 10.4 to Registrant's July 1999 Form 8-K).

10.4.2 Form of Secured Promissory Note, dated as of December 28, 1999, from Registrant to Nelson (incorporated by reference to Exhibit 10.16.1 to Registrant's September 1999 Form 10-KSB).

10.4.3 Letter of Non-disparagement dated January 14, 2000 between Registrant and Jack Nelson (incorporated by reference to Exhibit 10.4.3 to Registrant's September 2001 Form 10-KSB).

10.4.4 Letter Agreement dated April 4, 2000 between Registrant and Nelson relating to terms and conditions of payment as outlined in Severance and Consulting Agreement dated as of June 28, 1999 (incorporated by reference to Exhibit 10.4.4 to Registrant's September 2001 Form 10-KSB).

10.5.1 Severance and Consulting Agreement between Registrant and Enrique Levy, dated as of June 28, 1999 (incorporated by reference to Exhibit
          10.5 to Registrant's July 1999 Form 8-K).

10.5.2 Form of Secured Promissory Note, dated as of December 28, 1999, from Registrant to Levy (incorporated by reference to Exhibit 10.16.2 to Registrant's September 1999 Form 10-KSB).

10.5.3 Form of Security Agreement, dated as of December 28, 1999, by Registrant to Levy as Agent (incorporated by reference to Exhibit
          10.16.3 to Registrant's September 1999 Form 10-KSB).

10.5.4 Letter of Non-disparagement dated January 14, 2000 between Registrant and Levy (incorporated by reference to Exhibit 10.5.4 to Registrant's September 2001 Form 10-KSB).

10.5.5 Letter Agreement dated April 4, 2000 between Registrant and Levy relating to terms and conditions of payment as outlined in Severance and Consulting Agreement dated as of June 28, 1999 (incorporated by reference to Exhibit 10.5.5 to Registrant's September 2001 Form 10-KSB).

10.6.1 Form of Stock Purchase Agreement regarding the April Private Placement (incorporated by reference to Exhibit 10.1 to Registrant's April 2000 Form 8-K).

10.6.2 Letter Agreement, dated March 27, 2000, between the Company and certain purchasers (incorporated by reference to Exhibit 10.4 to Registrant's April 2000 Form 8-K).

10.6.3 Letter Agreement, dated March 29, 2000, between the Company and certain purchasers (incorporated by reference to Exhibit 10.5 to Registrant's April 2000 Form 8-K).

10.6.4 Form of Option Agreement granted to Shrikant Mehta with respect to the April Private Placement (incorporated by reference to Exhibit 10.17 to Registrant's 2000 Form SB-2).

10.7.1 Purchase and Sale Agreement, dated as of October 9, 2002, Among Registrant, Opus and Seradyn, Inc. ("Seradyn") (incorporated by reference to Exhibit 10.1 to Registrant's Form 8-K for an event of October 9, 2002 (the "October 2002 Form 8-K")).

10.7.2 Royalty Agreement, dated as of October 9, 2002, between Opus and Seradyn (incorporated by reference to Exhibit 10.2 to Registrant's October 2002 Form 8-K).

10.7.3 Non-compete Agreement, dated as of October 9, 2002, between Opus and (incorporated by reference to Exhibit 10.3 to Registrant's October 2002 Form 8-K).

10.7.4 Consulting Agreement, dated as of October 9, 2002, between Opus and Seradyn (incorporated by reference to Exhibit 10.4 to Registrant's October 2002 Form 8-K).

10.8.1 Stock Purchase Agreement, dated December 17, 2002, among Registrant, M.C.M. Technologies, Ltd. and M.C.M. Environmental Technologies, Inc.(incorporated by reference to Exhibit 10.1 to Registrant's Form 8-K for an event of December 17, 2002 (the December 2002 Form 8-K").

10.8.2 Stockholders Agreement, dated December 17, 2002, among M.C.M. Technologies, Inc. and the holders of its outstanding capital stock (incorporated by reference to Exhibit 10.2 to Registrant's December 2002 Form 8-K).

10.8.3 Form of Unsecured Promissory Notes, issued for the short-term Loan (incorporated by reference to Exhibit 10.13.3 to Registrant's September 2002 Form 10-KSB.)

10.8.4 Form of Subscription Agreement relating to the short-term Loan (incorporated by reference to Exhibit 10.13.4 to Registrant's September 2002 Form 10-KSB).

10.8.5 Form of Common Stock Purchase Warrant relating to the short-term Loan (incorporated by reference to Exhibit 10.13.5 to Registrant's September 2002 Form 10-KSB).

10.9.1 Form of Common Stock Warrant relating to Line of Credit (incorporated by reference to Exhibit 10.14 to Registrant's September 2002 Form 10-KSB).

10.10.1 Stock Purchase Agreement, among Registrant, Strax Institute Inc. and Eastern Medical Technologies, Inc. dated as of September 30, 2003 (incorporated by reference to Exhibit 10.1 to Registrant's Form 8-K for an event of October 9, 2003 (the "October 2003 Form 8-K")).

10.10.2 Non-negotiable Promissory Note of Eastern Medical Technologies, Inc. to Registrant, dated September 30, 2003 (incorporated by reference to Exhibit 10.2 to Registrant's October 2003 Form 8-K).

10.10.3 Security Agreement among Eastern Medical Technologies, Inc., Strax Institute, Inc., and Registrant, dated as of September 30, 2003 (incorporated by reference to Exhibit 10.3 to Registrant's October 2003 Form 8-K).

10.10.4 Management Services Agreement between Registrant and Strax Institute Inc., dated as of September 30, 2003 (incorporated by reference to Exhibit 10.4 to Registrant's October 2003 Form 8-K).

10.10.5 Settlement Letter among BDC Corp. d/b/a/ BDC Consulting Corp, Registrant and George Aaron, dated as of September 30, 2003 (incorporated by reference to Exhibit 10.5 to Registrant's October 2003 Form 8-K).

10.11.1 Securities Purchase Agreement, among Registrant and investors dated as of April 26, 2004 (incorporated by reference to Exhibit 10.1 to Registrant's Form 8-K for an event of April 27, 2004 (the "April 2004 Form 8-K")).

10.11.2 Form of 8% Senior Secured Convertible Promissory Note (incorporated by reference to Exhibit 10.2 to Registrant's April 2004 Form 8-K).

10.11.3 Security and Pledge Agreement by the Registrant in favor of CAP Agent Associates, LLC, dated April 26, 2004 (incorporated by reference to
          Exhibit 10.3 to Registrant's April 2004 Form 8-K).

10.11.4 Registration Rights Agreement, dated April 26, 2004, between Registrant and the purchasers of the Notes, and Sands Brothers International Ltd. ("SBIL") (incorporated by reference to Exhibit 10.4 to Registrant's April 2004 Form 8-K).

10.11.5 Dealer Agreement, dated April 12, 2004, between Registrant and SBIL (incorporated by reference to Exhibit 10.5 to Registrant's April 2004 Form 8-K).

10.11.6 Common Stock Purchase Warrant Agreement, dated April 26, 2004, between Registrant and SBIL (incorporated by reference to Exhibit 10.6 to Registrant's April 2004 Form 8-K).

10.12.1 Form of Secured Promissory Note issued for the short-term Bridge Loans (incorporated by reference to Exhibit 10.11.1 Registrant's Form 10-KSB for fiscal year ended September 30, 2003 (the "2003 Form 10-KSB")).

10.12.2 Form of Common Stock Purchase Warrant relating to the short-term Bridge Loans (incorporated by reference to Exhibit 10.11.2 to Registrant's 2003 Form 10-KSB).

10.12.3 Form of Guaranty and Security Agreement relating to the short-term Bridge Loans (incorporated by reference to Exhibit 10.11.3 to Registrant's 2003 Form 10-KSB).

10.13 Letter on change in certifying accountant from BDO Seidman, LLP, addressed to the Securities and Exchange Commission, dated March 19, 2004 (incorporated by reference to Exhibit 16.1 to Registrant's Form 8-K filed March 19, 2004).

10.14* License and Manufacturing Agreement between M.C.M Environmental Technologies Inc. and CID Lines, dated November 26, 2002.

10.15* Distribution Agreement between M.C.M Environmental Technologies, LTD and Euromedic Group, dated November 1, 2002.

10.16* Distribution Agreement between M.C.M Environmental Technologies, LTD and Lysmed, L.L.C, dated January 12, 2001.

23**      Consent of BDO Seidman, LLP


*  Filed herewith to replace prior documents
** Previously filed


ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) to include any additional or changed material information with respect to the plan of distribution.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the General Corporation Law of the State of Delaware or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints George Aaron Agent as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lee, New Jersey, on the 15th day of November, 2004.

                                         Caprius, Inc.


                                         By: /s/ Jonathan  Joels
                                             -----------------------
                                             Jonathan Joels
                                             Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed below by or on behalf of the following persons in the capacities indicated on the 15th day of November, 2004.

      SIGNATURE                               TITLE
      ---------                               -----

/s/ George Aaron                     Chairman of the Board and
----------------                     President
George Aaron


/s/ Jonathan Joels                   Director and Chief
------------------                   Financial Officer
Jonathan Joels


/s/ Sol Triebwasser*                 Director
--------------------
Sol Triebwasser, Ph.D.


/s/ Jeffrey Hymes*                   Director
------------------
Jeffrey L. Hymes, MD


*By: /s/ George Aaron
     ----------------
     George Aaron, Attorney-in-Fact